Exhibit 99.1

MAM Software Reports Fiscal Fourth Quarter and Full Year Results

Increases Recurring Revenue to 79% of Total Revenue

BARNSLEY, England, September 26, 2016 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its fourth fiscal quarter and year ended June 30, 2016. The annual results for the year ended June 30, 2016 were included in the filing on September 26, 2016 of its Annual Report on Form 10-K with the Securities and Exchange Commission:

(In thousands, except per share data)	For The Three Months Ended June 30,		For The Year Ended June 30,
	2016	2015	2016	2015
Revenues	$8,400	$7,901	$32,212	$31,638
Gross profit	$4,764	$4,164	$17,614	$17,861
Operating income	$1,163	$934	$3,800	$3,840
Income before provision for income taxes	$1,045	$930	$3,741	$3,827
Net income	$1,388	$750	$3,552	$3,005
Earnings per share attributed to common stockholders – basic	$0.12	$0.06	$0.29	$0.22
Earnings per share attributed to common stockholders – diluted	$0.12	$0.06	$0.28	$0.22
Weighted average shares outstanding – basic	11,769	13,411	12,314	13,404
Weighted average shares outstanding – diluted	11,929	13,496	12,490	13,498

Michael Jamieson, MAM Software Group President and Chief Executive Officer commented, “We continue to execute well, balancing organic growth with investments in our business, while also managing multiple complex development and implementation projects for our customers. Our annual revenue growth of over 6% on a constant currency basis was driven in large part by a substantial recurring revenue base that was made possible by the transformation of our business to a cloud-based business model. Fiscal 2016 was a year of investing like no other in our corporate history. During and subsequent to the end of the fourth quarter, we were selected for multiple new Autopart contracts with new customers in North America. These perpetual software license deals will add to our recurring revenue base when the customers are live. These recent successes also demonstrate that the investments we are making today are consistent with market demand and are laying a foundation for the future.”

“I am very excited about the opportunities that we currently have in front of us. Our key initiatives for 2017 will allow us to capture those opportunities and include launching VAST Online to the market, beginning the deployment of VAST Online for Goodyear, expanding on our relationship with ALLDATA, and launching our Autocat+ catalog product. Although we will need to make additional investments in support staff and R&D in 2017 that will negatively impact our profitability in the near-term, we believe these investments and the successful completion of our 2017 key initiatives will position us for double digit growth in revenue and profitability starting in fiscal year 2018,” continued Mr. Jamieson.

Fourth Quarter Highlights:

●	Revenues were $8.4 million versus $7.9 million for the same period last year. On a constant currency basis, revenues were up 11.2% over the same period last year.
●	Recurring revenues were 79.3% of total revenues compared to 75.9% of total revenues for the same period last year.
●	Total Software as a Service (SaaS) revenues increased 47% year-over-year and 17% sequentially.
●	Operating income was $1.2 million, or 13.9% of revenues, versus $934,000, or 11.8% of revenues, for the same period last year.
●	Adjusted EBITDA* was $1.4 million, or 16.8% of revenues, versus $1.1 million, or 14.1% of revenues, for the same period last year.
●	Net income was $1.4 million as compared to $750,000 in the same period last year.

Fourth Quarter Financial Results:

Revenue was $8.4 million for the quarter ended June 30, 2016, versus $7.9 million for the same period last year, an increase of $0.5 million or 6.3%.

●	On a constant currency basis, revenues were up 11.2% over the same period last year.
●

Recurring revenues for the quarter were $6.7 million, or 79.3% of total revenue, an increase of $664,000 or 11.1%, versus $6.0 million, or 75.9% of total revenue for the fourth quarter last year. Sequentially, recurring revenue increased $282,000, or 4.4%, compared to $6.4 million in the fiscal third quarter of 2016. The increase was due to the continuing transition to Software as a Service (SaaS) model.

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Total Software as a Service (SaaS) revenue for the quarter was $2.1 million, an increase of $665,000, or 47%, year-over-year and an increase of $297,000, or 16.7%, sequentially when compared to the fiscal third quarter of 2016. The increase in the SaaS revenue was primarily attributable to a 41.8% increase in Autowork Online (SaaS) revenue for the quarter to $1.3 million, and a 57.2% increase in Autopart Online (SaaS) revenue for the quarter to $751,000.

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Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of $26,000, or 1.1%, year over year and $15,000, or 0.6%, sequentially when compared to the fiscal third quarter of 2016.

Gross profit for the quarter was $4.8 million, or 56.7% of total revenues, an increase of $600,000 compared to $4.2 million, or 52.7% of total revenues, for the same period last year. The increase in gross profit margins was primarily the result of higher revenues and higher margin customization projects during the quarter.

Operating expenses for the quarter increased by $371,000 to $3.6 million, an increase of 11.5% as compared to the $3.2 million for the same period last year. The increase was primarily the result of higher general and administrative expenses primarily due to costs associated with changes within the accounting and finance organization, expenses from Origin, and an increase in the allowance for bad debts.

Operating income for the quarter increased by $229,000, or 24.5%, to $1.2 million, as compared to $934,000, for the same period last year.

Other expense for the fourth quarter of $118,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second fiscal quarter of 2016, as compared to $4,000 for the same period last year.

Net income for the quarter increased by $638,000, or 85.1%, to $1.4 million, or $0.12 per basic and diluted share, compared to net income of $750,000, or $0.06 per basic and diluted share, for the same period last year.

Year-to-Date Highlights

●	Revenues were $32.2 million, an increase of 1.8% compared to $31.6 million in the same period last year. On a constant currency basis, revenues were up 6.4% over last year.
●	Recurring revenues increased 8.2% to $25.6 million as compared to $23.6 million last year. Recurring revenues were 79.5% of total revenues as compared to 74.7% last year.
●	Total Software as a Service (SaaS) revenue increased 43.3% to $7.1 million compared to $5.0 million last year.
●	Operating income was $3.8 million, or 11.8% of revenues, versus $3.8 million, or 12.1% of revenues, for last year.
●	Adjusted EBITDA* was $5.0 million, or 15.5% of revenues, versus $5.0 million, or 15.8% of revenues, for last year.
●	Net income was $3.6 million as compared to $3.0 million last year.

Year-to-Date Financial Results:

Revenues were $32.2 million for the year ended June 30, 2016, versus $31.6 million for last year, an increase of $574,000, or 1.8%.

●	On a constant currency basis, revenues were up 6.4% over the same period last year.
●	Recurring revenues for fiscal year 2016 were $25.6 million, or 79.5% of total revenues, an increase of $1.9 million, or 8.2%, versus $23.6 million, or 74.7% of total revenues for last year.
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Total Software as a Service (SaaS) revenues for the full year was $7.1 million, an increase of $2.1 million, or 43.3%, year-over-year and an increase of $2.1 million, or 41.4% sequentially. The increase in the SaaS revenues was primarily attributable to a 31.1% increase in Autowork Online (SaaS) revenues for fiscal year 2016 to $4.5 million, and a 70.3% increase in Autopart Online (SaaS) revenues for fiscal year 2016 to $2.6 million.

o	Total Data as a Service (DaaS) revenues for fiscal year 2016 were $9.8 million, an increase of $118,000, or 1.2%, year over year.

Gross profit for the year ended June 30, 2016 was $17.6 million, or 54.7% of total revenues, a decrease of $247,000 as compared to $17.9 million, or 56.5% of total revenues, for last year. The decrease in gross profit margins was primarily the result of increases in professional services headcount to support growth, the shift of the business to the SaaS model, and certain higher margin special projects last year.

Operating expenses for the year ended June 30, 2016 decreased by $207,000 to $13.8 million, a decrease of 1.5% as compared to $14.0 million for last year. The decrease was primarily the result of lower sales and marketing due to lower salaries and related expenses in the UK division, lower marketing and communications expenses, and lower internal software licenses expense in the MAM UK operations, partially offset by higher general and administrative expenses due to costs associated with changes within the accounting and finance organization, expenses from Origin and an increase in the allowance for bad debts.

Operating income for the year ended June 30, 2016 decreased by $40,000, or (1.0)%, to $3.8 million as compared to $3.8 million for last year.

Other expense for the year ended June 30, 2016 of $59,000 was the result of increased interest expense on borrowings used to fund a public tender offer completed in the second fiscal quarter of 2016 partially offset by a $217,000 gain from the settlement of liabilities with vendors, as compared to other expense of $13,000 for last year.

Net income for the year ended June 30, 2016 increased by $546,000, or 18.2%, to $3.6 million, or $0.29 per basic and $0.28 per diluted share, as compared to net income of $3.0 million, or $0.22 per basic and diluted share, for last year.

Balance Sheet and Other Financial Highlights

●

The Company finished the quarter with $491,000 in cash after capital expenditures and capitalized software development costs of $3.0 million and utilizing $4.5 million of cash to fund a portion of the repurchase of 2,000,000 shares of common stock for a total purchase price of $15.0 million in a public tender offering during the second fiscal quarter of 2016.

●

As of June 30, 2016, the Company had $9.8 million of debt outstanding under its $12 million credit facility which was used to fund a portion of a tender offer completed in the second fiscal quarter of 2016.

●	Stockholders' equity decreased from $18.4 million at June 30, 2015 to $5.0 million at June 30, 2016 due primarily to the public tender offer completed during the second fiscal quarter of 2016.
●	As of June 30, 2016, MAM Software had 12.4 million shares of common stock outstanding.

Business Outlook

The Company's expectations for fiscal year 2017 Adjusted EBITDA* is in the range of $4.1 million to $4.6 million. The expected decrease in Adjusted EBITDA is primarily the result of additional investment in support staff and R&D related to the launch of VAST Online in fiscal year 2017, and the impact from foreign currency exchange rates.

Conference Call Information

The Company has scheduled a conference call for Wednesday, September 28, 2016, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 888-765-5576
●	Toll/International: 913-312-1471
●	UK Toll-Free: 0 808 101 7548

A replay will be available until October 12, 2016 by calling 844-512-2921 (United States) or 1-412-317-6671 (UK/international). Please use pin number 9371230 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2016	June 30, 2015
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$491	$6,793
Accounts receivable, net of allowance of $359 and $221, respectively	4,627	4,243
Inventories	221	185
Prepaid expenses and other current assets	1,495	1,722
Income tax receivable	535	-
Total Current Assets	7,369	12,943

Property and Equipment, Net	581	732

Other Assets
Goodwill	8,363	9,202
Intangible assets, net	739	-
Software development costs, net	5,234	3,010
Other long-term assets	159	34
TOTAL ASSETS	$22,445	$25,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,618	$1,978
Accrued expenses and other current liabilities	1,811	2,624
Payroll and other taxes	1,188	747
Current portion of long-term debt	1,925	-
Current portion of deferred revenue	939	719
Sales tax payable	750	850
Income tax payable	1	356
Total Current Liabilities	8,232	7,274

Long-Term Liabilities
Deferred revenue, net of current portion	273	52
Deferred income taxes	535	58
Long-term debt, net of current portion	7,853	-
Other long-term liabilities	533	140
Total Liabilities	17,426	7,524

Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 13,199,365 shares issued and 12,409,577 shares outstanding at June 30, 2016, and 15,027,057 shares issued and 14,266,964 shares outstanding at June 30, 2015	1	2
Additional paid-in capital	16,162	31,186
Accumulated other comprehensive loss	(2,985)	(1,241)
Accumulated deficit	(5,785)	(9,337)
Treasury stock at cost, 789,788 shares at June 30, 2016, and 760,093 shares at June 30, 2015	(2,374)	(2,213)
Total Stockholders' Equity	5,019	18,397
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,445	$25,921

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenues	$8,400	$7,901	$32,212	$31,638
Cost of revenues	3,636	3,737	14,598	13,777
Gross profit	4,764	4,164	17,614	17,861

Operating expenses
Research and development	958	1,005	3,777	3,860
Sales and marketing	993	1,001	4,009	4,319
General and administrative	1,587	1,165	5,658	5,490
Depreciation and amortization	63	59	370	352
Total operating expenses	3,601	3,230	13,814	14,021

Operating income	1,163	934	3,800	3,840

Other income (expense):
Interest expense, net	(118)	(4)	(276)	(13)
Gain on settlement of liabilities	-	-	217	-
Total other expense, net	(118)	(4)	(59)	(13)

Income before provision for income taxes	1,045	930	3,741	3,827
Provision for income taxes	(343)	180	189	822
Net income	$1,388	$750	$3,552	$3,005

Earnings per share attributed to common stockholders:
Basic	$0.12	$0.06	$0.29	$0.22
Diluted	$0.12	$0.06	$0.28	$0.22
Weighted average shares outstanding:
Basic	11,768,678	13,410,722	12,314,071	13,403,877
Diluted	11,928,662	13,496,408	12,489,934	13,498,182

Net income	$1,388	$750	$3,552	$3,005
Foreign currency translation gain/(loss)	(676)	750	(1,744)	(1,176)
Total comprehensive income	$712	$1,500	$1,808	$1,829

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Year Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$3,552	$3,005
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	257	99
Depreciation and amortization	648	599
Amortization of debt discount and debt issuance costs	32	-
Deferred income taxes	359	5
Stock-based compensation expense	383	562
Changes in assets and liabilities:
Accounts receivable	(881)	(715)
Inventories	(70)	9
Prepaid expenses and other assets	42	(266)
Income tax receivable	(535)	-
Accounts payable	(215)	599
Accrued expenses and other liabilities	(988)	(265)
Payroll and other taxes	183	(413)
Deferred revenue	478	(251)
Net cash provided by operating activities	3,245	2,968

Cash flows from investing activities:
Purchase of property and equipment	(207)	(354)
Capitalized software development costs	(2,759)	(1,740)
Business acquisition, net of cash acquired	(453)	-
Net cash used in investing activities	(3,419)	(2,094)

Cash flows from financing activities:
Repurchase of common stock for treasury	(161)	(476)
Repurchase of common stock	(15,000)	-
Payment for debt issuance costs	(123)	-
Payment of fees for repurchase of common stock	(118)	-
Proceeds from long-term debt	10,729	-
Repayment of long-term debt	(950)	-
Net cash used in financing activities	(5,623)	(476)

Effect of exchange rate changes	(505)	(613)

Net change in cash and cash equivalents	(6,302)	(215)

Cash and cash equivalents at beginning of year	6,793	7,008
Cash and cash equivalents at end of year	$491	$6,793

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (in thousands)

	For the Three		For the
	Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015

Net Income (GAAP)	$1,388	$750	$3,552	$3,005
Interest expense, net	118	4	276	13
Provision for income taxes	(343)	180	189	822
Depreciation and amortization	134	121	648	599
Non-cash stock compensation	117	58	342	562
Adjusted EBITDA (Non-GAAP)	$1,414	$1,113	$5,008	$5,001